    Exhibit 3

CERTIFICATE TO CHANGE THE NUMBER OF
AUTHORIZED SHARES OF STOCK
OF
CALL NOW, INC.

(Under Section 78.207 of the General Corporation Law of the State of Nevada)

It is hereby certified that:

1. The name of the corporation (the "corporation") is CALL NOW, INC.

2. The current number of authorized shares and the par value of each class of the shares of the corporation before the changes herein certified are:

          CLASS           PAR VALUE               NUMBER AUTHORIZED

          Preferred       $.001                       800,000
          Common          $.001                    50,000,000

3. The number of authorized shares and the par value of each class of the shares of the corporation after the changes herein certified are:

          CLASS           PAR VALUE               NUMBER AUTHORIZED

          Preferred       $.001                       266,667
          Common          $.001                    16,666,667

4.    The number of shares of common stock issued and outstanding prior to the reverse split was 8,680,444 shares.  Subject to the adjustment for fractional interests set forth below, the number of shares of common stock to be issued and outstanding as a result of the reverse stock split is 2,893,482 shares.
       No shares of preferred stock are issued and outstanding.

5.    Any stockholder that would receive a fractional share as a result of the reverse split will receive the next whole share.

6. The foregoing changes were effected pursuant to a resolution of the Board of Directors of the corporation.

7. No approval of the aforesaid changes is required from any stockholders of the corporation.

8.    There is no provision in the Articles of Incorporation of the corporation prohibiting the procedure hereinbefore described.

9.    The changes herein certified will be effective at 5:00 p.m. on September 24, 2003.

September 9, 2003

                     /s/ Thomas R. Johnson
                         Thomas R. Johnson, President and Secretary